Exhibit 14(d)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Comparison of the Funds—Financial Highlights—Mercury Total Return Bond,” “Experts,” and in Exhibit I—Agreement and Plan of Reorganization under the captions “Representations and Warranties of Mercury Trust”, “Closing Date” and “Bond Fund Conditions” and to the incorporation by reference of our report dated August 20, 2002 with respect to Mercury Total Return Bond Fund incorporated by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 Nos. 333-100666 and 811-02857) including the Joint Proxy Statement and Prospectus of Mercury Total Return Bond Fund, Merrill Lynch Total Return Bond Fund, Merrill Lynch Global Bond Fund for Investment and Retirement, The Corporate Fund Accumulation Program, Inc. and Merrill Lynch Bond Fund, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey December 4, 2002